Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
PeopleSupport, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 139404, 333-120150 and 333-115328) of PeopleSupport, Inc. and the Registration Statement on Form S-3 (No. 333-135560) of PeopleSupport, Inc. of our reports dated March 16, 2007, relating to the consolidated financial statements and the effectiveness of PeopleSupport Inc.’s internal controls over financial reporting which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 16, 2007 relating to the financial statement schedule which appears in this annual report on Form 10-K.

/s/  BDO Seidman, LLP
BDO Seidman, LLP

Los Angeles, California
March 16, 2007